Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of FlowStone Opportunity Fund of our report dated May 30, 2024, relating to the consolidated financial statements which appears in FlowStone Opportunity Fund’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Financial Statements,” “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 26, 2024